Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement on Form S-1 (No. 333-257774) of WM Technology, Inc. (the “Company”) of our report dated May 24, 2024, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2023 (which report expresses an unqualified opinion and includes an explanatory paragraph relating a restatement of previously reported 2023 quarterly revenue and credit losses). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Irvine, California
December 4, 2024